MACE SECURITY INTERNATIONAL, INC.
                                   Exhibit 11
                  Schedule of Computation of Primary Net Income
                                    Per Share

For the twelve months ended December 31,
                                                         1997           1996
                                                     -----------    -----------
Common stock outstanding at
   end of period                                       7,081,666      6,825,000

Adjustments to ending shares to arrive
 at weighted average for the year:
Shares issued for MSP Retail, Inc. Acquisition(2)        121,972             --

Shares issued for MSP, Inc. Acquisition(3)                39,671             --
Shares issued to former President and CEO(1)                  --          5,082
                                                     -----------    -----------
                                                       6,920,023      6,819,918
                                                     ===========    ===========
Net loss                                             $(1,686,943)   $  (252,348)
                                                     ===========    ===========

Net loss per share                                   $      (.24)   $      (.04)
                                                     ===========    ===========

Calculated as follows:
   number of shares outstanding multiplied by the reciprocal of the number of days outstanding divided by the number of days in the period.

      (1) Shares offered for the twelve months:
          April 3, 1996                            20,000*(93/366)        5,082

      (2) Shares offered for the twelve months:
          September 10, 1997                      176,666*(252/365)     121,972

      (3) Shares offered for the twelve months:
          July 1, 1997                             80,000*(181/365)      39,671